Exhibit 4.95

Exclusive Technical Service and Business Consulting Agreement

Zhejiang Mengxiang Consulting Services Co., Ltd.

And

Lishui Overseas Chinese Senior High School

Zhejiang Lishui Mengxiang Education Development Co., Ltd.

April 2, 2024

This Exclusive Technical Service and Business Consulting Agreement (hereinafter referred to “this Agreement”) was entered into by the following Parties on April 2, 2024:

Party A：Zhejiang Mengxiang Consulting Services Co., Ltd., a wholly foreign-owned enterprise legally incorporated and existing under the laws of PRC; Unified Social Credit Code: 91331100MA2E0B7832; Address: Room 102, 1F, No.227 Dayang North Road, Baiyun Street, Liandu District, Lishui City, Zhejiang Province, (hereinafter referred to as “Party A”) .

Party B: Domestic Affiliates, means Zhejiang Lishui Mengxiang Education Development Co., Ltd. and the schools of the restricted education held by Zhejiang Lishui Mengxiang Education Development Co., Ltd., that is, Lishui Overseas Chinese Senior High School (aforesaid civil subject referred to herein as “Party B”) ..

Each of the above parties is referred to as a “Party” and all parties are collectively referred to as the “Parties”.

Whereas:

1. Party A is a wholly foreign-owned enterprise registered and established in accordance with PRC laws.

2. Party A agrees to provide Party B with technical services, management support services and consulting services, which are necessary to conduct the private educational activities, including but not limited to the development, design, maintenance, and update of educational software, educational websites, and web pages; the design of school curricula and profession, the compilation and selection and/or recommendation of the school textbooks, the recruitment and training support of teachers and other staff, student recruitment support, public relations maintenance, market research and development, management and marketing consultancy and relevant services, and Party B agrees to accept the services provided by Party A.

The Parties have entered into this Agreement through friendly negotiations in order to clarify the rights and obligations of both Parties and shall be bound hereby.

Article I. Definition and Interpretation

“Listing Company” means Lixiang Education Holding Co., Ltd., a limited liability company incorporated under the laws of the Cayman Islands on September 6, 2018.

“Lishui Mengxiang” means Zhejiang Lishui Mengxiang Education Development Co., Ltd., a limited liability company incorporated under the laws of PRC on August 17, 2001.

“Lishui Mengxiang’s Shareholders” means Ms. Ye Fen and Ms. Ye Hong.

“Business” means all services and businesses provided or operated by Party B from time to time in accordance with the licenses it has obtained, including but not limited to private education activities.

“China / PRC” means the People’s Republic of PRC (for the purposes of this Agreement only, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).

“Effective Date of this Agreement” means, this Agreement shall become effective on June 25, 2023 upon execution by the Parties.

Article II. Exclusive Technical Services

1. During the term of this Agreement, Party A agrees to provide Party B with technical support and related technical services as the technical service provider of Party B, as permitted by PRC laws and in accordance with the terms and conditions of this Agreement, which includes but not limited to:

a) design, develop, update and maintain educational software to be used on computers and mobile devices for Party B;

b) design, develop, update and maintain the webpages and websites required for its educational activities for Party B;

c) design, develop, update and maintain the management information system required for its educational activities for Party B;

d)  provide Party B with additional technical support for its educational activities;

e) provide Party B with regular or irregular technical consulting services (including but not limited to providing feasibility studies, technical forecasts, special technical surveys, analytical evaluation reports);

f)  provide technical training for Party B’s personnel;

g) employ relevant technical personnel to provide Party B with onsite technical guidance depending on Party B’s need.

h)  provide services for Party B in the application of copyrights, trademarks, domain names, patents and other intellectual property rights;

i) other technical services reasonably requested by Party B.

2. Party B appoints Party A to exclusively provide technical development, support, and related technical services, and Party B further agrees that Party B shall not appoint or accept any third party to provide all or part of the technical development, support, and services with respect to the above business during the period of validity of this Agreement without Party A’s prior written consent.

3. Party B shall promptly provide Party A with the plans and arrangements for the required technical development, support or technical services.

Article III. Exclusive Management and Consulting Services

1. During the term of this Agreement, Party A shall have the right to provide exclusive management and consulting services to Party B in accordance with the terms and conditions of this Agreement, including but not limited to:

a) provide Party B with design services of school specialties and courses;

b) provide Party B with textbook compilation, selection and/or recommendation services;

c) provide Party B with support and services in terms of teachers, staff recruitment, training;

d) provide enrollment services and support for Party B, including but not limited to planning enrollment standards, scope and methods, formulating and designing enrollment brochures and advertisements;

e) provide Party B with public relations maintenance services, including but not limited to assisting Party B in maintaining good relations with government departments and media departments;

f) formulate long-term strategic development plans and formulate annual work plans for Party B;

g) provide Party B with management models, business plans and market development plans;

h) formulate a financial management system, and recommend and optimize the annual financial budgets for Party B;

i) provide Party B with advice on school internal institutional setup and internal management system design, etc.;

j) provide Party B with special management and consulting training for administrative personnel, and improve management level for Party B’s administrative personnel;

k) conduct special market research and investigation entrusted by Party B, and feedback market information and business development recommendations;

l) formulate a regional and national student source market development plan for Party B;

m) assist Party B to establish a modern online - offline combining marketing network;

n) assist Party B to establish an education management network and improve the management of business operations;

o) provide management and consulting services for Party B’s daily operations, finances, investments, assets, liabilities, human resources, and internal informatization;

p) according to Party B’s funding requirements, assist Party B in finding legal and suitable financing channels;

q) assist Party B in the negotiation of business cooperation, and provide suggestions for signing and fulfilling relevant agreements; and

r) provide other services reasonably requested by Party B.

2. Party B shall exclusively appoint Party A to provide management and consulting services, and Party B further agrees that Party B shall not accept or appoint any third party to provide the management and consultation services with respect to the above aspects during the term of this Agreement without Party A’s prior written consent.

Article IV. Authorization

1. In order to enable Party A to provide relevant services more efficiently, Party B irrevocably appoints Party A (and any of its trustees or sub-trustees) as its agent during the term of this Agreement, and Party A may represent Party B and in the name of Party B or otherwise (as determined by the agent):

a) sign relevant documents with third parties (including but not limited to suppliers and customers);

b) handle any matters that Party B is obligated to handle but have not handled under this Agreement; and

c) sign all necessary documents and handle all necessary matters so that Party A can fully exercise all or any of the rights granted by this Agreement.

2. Depending on the needs of Party A, Party B promises to issue an independent Power of Attorney to Party A with respect to any matter at any time at the request of Party A.

3. Party B agrees to ratify and confirm any matter handled or intended by Party A as its agent in accordance with the terms of appointment of this Article.

Article V. Service Fees

1. Party A provides exclusive technical services and business and consulting services to Party B. Party A shall calculate the service fees receivable from Party B based on its own and Party B’s financial status, confirm the consideration for Party A’s provision of technical services and business and consulting services (Collectively referred to as the “Service Fees” ) and charge from Party B. Party B shall pay the Service Fees to Party A according to the agreement between the two parties.

2. For the Service Fees that Lishui Overseas Chinese Senior High School shall pay to Party A respectively, the Service Fees shall be calculated and confirmed according to the following floating standards: after deducting the necessary costs and expenses required for the business operation of Schools in accordance with the provisions of the PRC laws (the primary calculation results related to necessary costs and expenses shall be put forward by Party B and shall be finally confirmed and determined by Party A), and the tax, the make-up for previous year’s loss (if required by applicable law), allocation of statutory school development fund (if required by applicable law) and other expenses that must be withdrawn according to PRC regulations, the Service Fees shall be withdrawn from the balance of the School and paid for the services provided hereunder to Party A, but Party A has the right to adjust the amount of Service Fees according to the specific conditions of the service provided to Schools, the operating status of schools and the development needs of schools which, however, shall not exceed the previously agreed limits and shall abide by other regulations of the applicable school.

3. For the Service Fees that Lishui Mengxiang shall pay to Party A, the Service Fees shall be calculated and confirmed according to the following floating standards: after deducting the necessary costs and expenses required for the business operation of the company in accordance with the provisions of the PRC laws (the primary calculation results related to necessary costs and expenses shall be put forward by Party B and shall be finally confirmed and determined by Party A), and the tax, the make-up for previous year’s loss (if required by applicable law), the statutory reserve fund (if required by applicable law),etc., the Service Fees shall be withdrawn from the profits of the company and paid for the services provided hereunder to Party A, but Party A has the right to adjust the amount of Service Fees according to the specific conditions of the service provided to the company, the operating status of the company, and the development needs of the company, which, however, shall not exceed the previously agreed limits.

4. The Service Fees can be paid before or after that Party A provides the required technical services and management and consulting services.  In order to meet Party B’s operating debt payment requirements, Party A agrees that Party B will use the funds after paying the operating debts to pay the service fees, and the shortfall part may be suspended. Such suspension of payments shall not be deemed as Party B’s default and shall not be subject to overdue interest. At the same time, in order to meet the normal development of Party B’s daily business activities, Party B may, with the consent of Party A, pay the Service Fees only by cash exceeding the basic cash demand, and the shortfall part may be suspended within the limit agreed by Party A. Such suspension of payments shall not be deemed as Party B’s default and shall not be subject to overdue interest.

5. Party A may provide Party B with a written statement of the corresponding service fees based on the service provision under this Agreement. Party B shall pay such service fees to Party A’s designated account within ten (10) days after receiving the written statement. Party B shall record the confirmation of the service fees through the resolution of the board of directors/council.

6. Although the total amount of Service Fees is calculated, confirmed and paid in the above-mentioned method, Party B shall, upon written notice of Party A, prepay the Service Fees to Party A within ten (10) business days after Party A’s notice. The amount of prepaid Service Fees shall be considered and deducted accordingly when both Party A and Party B calculate, confirm and make payment.

7. In addition to the Service Fees, Party B shall bear and compensate Party A for all reasonable expenses, advance payments and out-of-pocket expenses (hereinafter referred to as the “Expenses”) of any form paid or incurred by Party A in the performing or providing services.

8. Party B shall pay Service Fees and reimbursable expenses to Party A in accordance with this Agreement and supplementary documents executed from time to time. Party A shall issue the invoice of relevant Service Fees and all expenses incurred in relevant period to Party B on time. Party B shall pay the amount indicated on the invoice within 7 days after the receipt of the invoice. All bank charges incurred in connection with the payment shall be borne by Party B. All payments shall be made by remittance or otherwise recognized by the Parties into the bank account designated by Party A. The Parties agree that Party A may change such payment instructions from time to time by notifying to Party B.

9. Party B shall pay interest on any overdue payments for the Service Fees and Expenses specified in this Agreement. The interest rate shall be the RMB short-term loan interest rate announced by the People’s Bank of China on the date of actual payment.

10. Each Party shall bear the taxes and fees that legally shall be paid for the signing and performance of this Agreement. If requested by Party A, Party B shall endeavor to assist Party A in obtaining the treatment of income tax exemption for all or part of the Service Fees under this Agreement.

Article VI. Intellectual Property Rights

1. Except as otherwise provided by PRC laws and regulations, Party A provides to Party B: the technology, compiled materials, and intellectual property rights developed during the process of providing research and development services, technical support and technical services, and the intellectual property rights of all research and development results and any rights derived therefrom obtained by Party A related to the performance of this Agreement and/or other contracts entered into with other parties shall be exclusively owned by Party A. Such rights include, but are not limited to, patent application rights, proprietary technology ownership, copyrights or other intellectual property rights of software, technical documentation and technical materials, works of art or other works, the right to license others to use such intellectual property rights or the right to transfer such intellectual property, etc.

Article VII. Representations and Warranties

1. Party A represents and warrants to Party B as follows:

a) Party A is a legally established and validly existing company that has the ability to bear civil liability externally;

b) Party A has the right to sign and perform this Agreement. It has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement, and has obtained all government approvals, qualifications, licenses, etc. required to engage in relevant business in accordance with applicable laws;

c) This Agreement shall be legally valid and binding on Party A at the effective date of this Agreement and may be enforced in accordance with the terms of this Agreement in accordance with the laws;

d) Party A’s signing and performance of this Agreement does not violate any PRC laws and regulations, court decisions or arbitral awards, any administrative decision, approval, permission, or any other agreement under which it is a party or that is binding on it, and will not result in the suspension, revocation, confiscation or no renewal upon expiration of any approval, license of the government department applicable to it;

e) There is no litigation, arbitration or other judicial or administrative procedures that will affect Party A’s performance of its obligations under this Agreement, and which have occurred and not yet been settled, and which, to the best of its knowledge, are threatened to be commenced by any person.

2. Party B represents and warrants to Party A as follows:

a) Party B is a legally established and validly existing limited liability company and / or private non-enterprise entity/ social service agency with the ability to bear civil liability externally;

b) Party B has the right to sign and perform this Agreement. It has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement, and has obtained all government approvals, qualifications, permits, etc. required to engage in relevant business in accordance with applicable laws;

c) This Agreement shall be legally valid and binding on Party B as of the effective date of this Agreement, and may be enforced in accordance with the provisions of this Agreement in accordance with the laws;

d) Party B’s signing and performance of this Agreement does not violate any PRC laws and regulations, court decisions or arbitral awards, any administrative decision, approval, permission or any other agreement under which it is a party or that is binding on it, and will not result in the suspension, revocation, confiscation or no renewal upon expiration of any approval, license of the government department applicable to it;

e) There is no litigation, arbitration or other judicial or administrative procedures that will affect Party B’s performance of its obligations under this Agreement, and which have occurred and not yet been settled, and which, to the best of its knowledge, are threatened to be commenced by any person;

f) Party B has disclosed to Party A all contracts, government approvals, licenses or other documents to which it is a party or that is binding on it or its assets or business that may have a material adverse effect on its ability to fully perform its obligations under this Agreement, and there is no misrepresentation or omission of any material facts in any documents previously provided by Party B to the other Party;

g) Party B shall pay the Service Fees to Party A in full and on time in accordance with the provisions of this Agreement;

h) Party B shall maintain the continued validity of the licenses and qualifications related to Party B’s business during the service period; and actively cooperate with Party A to provide services and accept Party A’s reasonable opinions and suggestions on Party B’s business.

Article IIX. Confidentiality

1. Party B agrees to use all reasonable confidentiality measures to keep the confidential materials and information of Party A confidential (hereinafter referred to as “Confidential Information”) that Party B knows about or has access to, due to the providing of the exclusive technical support and technical services by Party A. Without the prior written consent of Party A, Party B shall not disclose, give or transfer such Confidential Information to any third party.  Upon termination of this Agreement, Party B shall return any documents, materials or software containing Confidential Information to Party A in accordance with Party A’s request, or destroy them, and remove any Confidential Information from all relevant memory devices, and shall not continue to use such Confidential Information.

2. The Parties hereby acknowledge and determine that any oral or written information exchanged between them in relation to this Agreement is confidential.  Both Parties shall keep all such information confidential and shall not disclose any relevant information to any third party without the prior written consent of the other Party, except in the following cases:

a) The public is aware of or will be aware of such information (not due to the disclosure to the public by one of the recipients without permission);

b) Information required to be disclosed pursuant to applicable laws or rules or regulations of Stock Exchange; or

c) Information required to be disclosed by any Party to its legal or financial advisor for the transactions described in this Agreement, and such legal or financial advisor shall comply with the confidentiality obligations similar to this Article.

3. The leak of confidential information by the staff or agencies hired by any Party shall be deemed the leak by such Party, which Party shall be liable for breach of contract in accordance with this Agreement.

4. The Parties agree that Article IIX of this Agreement will continue to be effective irrespective of whether this Agreement is invalid, altered, terminated, discharged or not operational.

Article IX. Liability for Breach of Contract

1. Any Party who violates the provisions of this Agreement and makes all or part of this Agreement unenforceable, shall be liable for breach of contract and shall compensate the other Party for the losses caused thereby (including the arbitration fees and attorney fees caused thereby). If both Parties breach this Agreement, each shall bear the corresponding responsibility according to the actual situations.

Article X. Governing Law and Dispute Resolution

1. Change of Law

At any time after the effective date of this Agreement, with respect to the enactment or revision of any PRC laws, regulations or rules, or due to changes in the interpretation or application of such laws, regulations or rules, the following provisions shall apply:

a) If the above changes or new rules are more favorable to any Party than the relevant laws, regulations, decrees or regulations in effect on the effective date of this Agreement (and the other Party is not seriously adversely affected), the Parties shall timely modify the Agreements to obtain the benefits arising from such changes or new regulations; or the Parties shall apply in time for the benefits of such changes or new regulations, and the Parties shall use their best efforts to obtain the approval of the application; and

b) If, due to the above changes or new regulations, the economic interests of either Party under this Agreement are directly or indirectly adversely affected, this Agreement shall continue to be executed in accordance with the original terms.  Each Party shall use all legal means to obtain an exemption from compliance with the change or regulations.  If the adverse effects on the economic interests of any Party cannot be resolved in accordance with the provisions of this Agreement, after the affected Party notifies the other Party, the Parties shall promptly negotiate and make all necessary modifications to this Agreements to maintain the economic interests of the affected Party under this Agreement.

2. The PRC laws shall apply to the conclusion, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes.

3. Any conflict, dispute or claim arising out of or in connection with the performance, interpretation, breach of contract, termination or validity of this Agreement or this Agreement shall be settled through friendly negotiation.  The negotiation shall begin immediately after a written request for negotiation with specific statement of the dispute or claim has been sent to the other Party.

4. If the dispute cannot be resolved within thirty (30) days after the delivery of the above notice, either Party has the right to submit the dispute to arbitration for settlement.  The Parties agree to submit the dispute to China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with the arbitration rules in force at that time. The arbitral award is final and binding on both parties. The arbitration committee shall have the right to rule that Party A shall be compensated or indemnified for the loss caused to Party A by Party B’s breach of contract by Party B’s equity interest, property interest or other assets or issue an injunction against such breach (if required for business operation or compulsory transfer of assets), or that Party B be dissolved or liquidated. After the effectiveness of the arbitration award, any Party shall have the right to apply to a court with competent jurisdiction for enforcement of such award.

5. Upon the request of a party to the dispute, a court of competent jurisdiction shall have the power to grant interim relief to support the conduct of the arbitration before the lawful constitution of the arbitral tribunal or in appropriate circumstances, such as through the detention or freezing of judgments or rulings on the equity interests, property interests or other assets held by the breaching party. In addition to the courts of China, the courts of Cayman Islands, the court where the main assets of the Listing Company are located, and the court where the main assets of Party B are located shall also be deemed to have jurisdiction for the above purposes.

6. During the arbitration period, other than obligations related to the disputes submitted to the arbitration, both Parties to this Agreement shall continue to perform their other obligations under this Agreement.

Article XI. Change of Circumstances

1. If at any time, due to the enactment or revision of any PRC laws, regulations or rules, or due to changes in the interpretation or application of such laws, regulations or rules, or due to changes in the registration procedures, which makes Party A believe that the validity and performance of this Agreement becomes illegal or contrary to such laws, regulations or rules, Party B shall immediately, following the written instructions of Party A, take any action and/or sign any agreement or other documents in accordance with the requirements of Party A, to:

(a) keep this Agreement valid; and/or

(b) fulfill the intent and purpose of this Agreement by ways prescribed under this Agreement or by other means.

Article XII. Severability

1. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any way under any law or regulation, the validity, legality or enforceability of the other provisions of this Agreement shall not be thereby subject to any influence or damage.  All Parties shall, through good faith consultations, seek to replace those invalid, illegal or unenforceable provisions with valid provisions to the greatest extent expected by the Parties and within the permission of the law, and the economic effects such effective provisions produce shall be similar to those invalid, illegal or unenforceable regulations.

Article XIII. Term

1. This Agreement shall become effective on June 25, 2023 upon execution by the Parties.

2. This Agreement shall automatically terminate when Party A and/or other entities designated by the Listing Company have fully exercised their options to purchase all the (direct and indirect) equities held by Lishui Mengxiang’s Shareholders in Party B in accordance with the Exclusive Call Option Agreement entered into on the date of this Agreement with Party B and Lishui Mengxiang’s Shareholders. Party A may terminate this Agreement unilaterally after notice in thirty (30) days advance. Unless otherwise required by laws, in any case, Party B has no right to terminate or discharge this Agreement unilaterally.

2. In order to maintain the validity of this Agreement, the Parties shall complete procedures for examination, approval and registration of extension of the term of operation within three (3) months prior to the expiration of their respective term of operation.

3. For the avoidance of doubt, according to the Exclusive Call Option Agreement, if the PRC laws and regulations permit Party A and/or other foreign or overseas entities designated by the Listing Company to directly hold part or all of the equity and/or the sponsor’s equity interest of Party B, and conduct restricted/prohibited business such as private education business through Party B, Party A shall issue a notice of equity purchase within the fastest possible time, and the equity purchasers shall purchase the amount of (direct and indirect) equities from Lishui Mengxiang’s Shareholders not lower than the maximum amount of equity permitted to be held by Party A and/or other foreign or overseas entities designated by the Listing Company in the Party B under the laws of PRC at that time. This Agreement shall automatically terminate when the equity purchasers have fully exercised their options to purchase all the (direct and indirect) equities held by Lishui Mengxiang’s Shareholders in Party B in accordance with the Exclusive Call Option Agreement.

Article XIV. Amendment

1. Upon mutual agreement between the Parties and approval by Party A’ s shareholders (or shareholders’ meeting), the Parties may modify or supplement this Agreement and take all necessary steps and actions, and bear the corresponding expenses, so that any modification or supplement can be legal and effective.

2. If National Association of Securities Dealers Automated Quotation (hereinafter referred to as “NASDAQ”), American Stock Exchange or other regulatory authorities make any amendments to this Agreement, or listing rules or related requirements of NASDAQ produce any changes related to this Agreement, the Parties shall revise this Agreement accordingly.

Article XV. Force Majeure

1. If the responsibilities of both parties under this Agreement are not fulfilled due to the event of force majeure, the liability under this Agreement will be waived within the scope of force majeure. For the purposes of this Agreement, force majeure events include only natural disasters, storms, tornadoes and other weather conditions, strikes, closures/shutdowns or other industry issues, wars, riots, conspiracy, enemy acts, terrorist acts or criminal organizations acts, blockades, serious illnesses or plagues, earthquakes or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, or government actions that result in failure to comply with this Agreement.

2. In the event of a force majeure event, the Party affected by the force majeure event shall endeavor to reduce and remove the effects of the force majeure event and assume the responsibility of performing the delayed and blocked obligations under the Agreement. If the force majeure event is resolved, the Parties agree to continue to perform as much as possible.

3. In the event of a force majeure event that may result in delays, prevention or threats to delay or prevent the performance of this Agreement, the relevant Parties concerned shall promptly notify the other Party in writing and provide all relevant information.

Article XVI. Miscellaneous

1. To the extent permitted by the PRC Laws, Party A is entitled to designate another Person (such as the foreign-invested enterprise established by the Listing Company in the PRC) acknowledged by the Listing Company to execute and perform an agreement with the other Parties hereto whose terms and conditions shall be the same as or similar to the terms and conditions of the Contractual Agreements, and the other Parties hereto shall provide unconditional cooperation and support. This Agreement shall automatically terminate from the effective date of such agreement.

2. Party B shall not transfer its rights and obligations under this Agreement to any third party without Party A’s prior written consent.  Party B hereby agrees that Party A may, to the extent permitted by PRC laws, transfer its rights and obligations under this Agreement to other third parties as it may require. Party A is only required to give written notice to Party B at the time of the transfer and no further consent from Party B shall be obtained for such transfer.

3. This Agreement is drafted in Chinese and in three counterparts, each of which shall be held by each Party to this agreement and has the same legal effect. If there is any inconsistency or conflict between the English translated version and the Chinese version, the Chinese version shall prevail.

(Signature Pages Follow)

(This page is the signature page of the Exclusive Technical Service and Business Consulting Agreement, and is left blank intentionally.)

Lishui Overseas Chinese Senior High School (seal)

Signature of legal representative/authorized representative:

/s/

Zhejiang Lishui Mengxiang Education Development Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Zhejiang Mengxiang Consulting Service Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/